Exhibit 3.1
BYLAWS — PETROBRAS ENERGÍA S.A.
Authorized by Decree N. 17105 of the Federal Executive Branch dated June 18, 1947. Registered with the Public Registry of Commerce on November 17, 1947 under N. 759, Page 569, Book 47, Volume A of Argentine Bylaws.
Registered Office: Maipú 1, 22nd floor (C1599ABA) Buenos Aires, Argentina, pursuant to the Minutes of the Board of Directors N. 1083, dated March 19, 1984. Registered with the Public Registry of Commerce on November 28, 1984 under N. 8232, Book 100, Volume A of Stock Corporations.
“In the City of Buenos Aires, on this sixth day of the month of November of the year one thousand nine hundred and forty six, at 10 a.m., the persons whose names and signatures appear below hold a meeting presided over by Agustín Pestalardo, with the purpose of organizing a Stock Corporation (Sociedad Anónima). Carlos Alberto Perez Companc and Jorge Joaquín Perez Companc, incorporators, declare that they want Saint Mary and Saint Benedictine to be the patron saints of Compañia Naviera y Comercial Perez Companc S.A., and that the ships to be first acquired shall be baptized with those names. Then, the Chairman submits the proposed Bylaws to the consideration of those present thereat.” (from the Articles of Incorporation).
Corporate Name, Domicile, Term of Duration and Purpose.
Section 1.
The Company shall continue doing business under the name PETROBRAS ENERGÍA S.A., successively organized under the corporate names “Compañia Naviera y Comercial Perez Companc Sociedad Anónima”, “Compañia Naviera Perez Companc Sociedad Anónima, Comercial, Financiera, Inmobiliaria y Forestal”; “Compañia Naviera Perez Companc Sociedad Anónima, Comercial, Financiera, Inmobiliaria, Minera, Forestal”; “Compañia Naviera Perez Companc, Sociedad Anónima, Comercial, Financiera, Inmobiliaria, Minera, Forestal, Agropecuaria”, “Perez Companc S.A.” and “Pecom Energia S.A.”, and originally registered with the Public Registry of Commerce of the Federal Capital on November 17, 1947. The registered office of the Company is located in the Autonomous City of Buenos Aires and may be changed according to the legal and regulatory provisions in force. The Company may set up branches, agencies or any other kind of representing companies within the country or abroad by resolution of the Board of Directors.”
Section 2.
The term of duration of the Company shall be ninety-nine years counted as from the date the Executive Branch authorized operation thereof.
Section 3.
The purpose of the Company shall be a) the performance of the following operations: 1) Explore, exploit, prospect for, detect, bore and drill hydrocarbon and any other kind of wells as well as carry out activities related to mining extraction in general; 2) Purchase, sell, lease and operate drilling equipment, its spare parts and accessories and enter into any contract, perform any act and carry out any operation related to mining extraction; 3) Manufacture, process, industrialize, purchase, sell, import, export and transport its own or third parties’ hydrocarbons and their by-products, whether they be liquid, solid or gaseous; 4) Enter into any kind of contracts for work and/or of service related to the beforementioned activities; b) Commercial transactions through the import, export, purchase and sale, transportation and distribution of products and goods related to electric power, mining, forestry and agricultural production, including the exercise or performance of representations, commissions, consignments and agencies; c) Financial transactions in general; loans and/or capital contributions to individuals or companies for present or future businesses; granting of bonds, guaranties and suretyships in favor of third parties; purchase and sale and management of shares, public bonds, debentures and other securities, except for the transactions stipulated in the limitations provided for in the Financial Entities Law (“Ley de Entidades Financieras”) and those transactions requiring public bidding; d) Real estate transactions through the acquisition, sale, barter, construction, fractionation, exploitation and lease of urban and rural real estate, including cooperative property transactions and the creation of rights in rem; e) Forestry operations through the exploitation of forests and the industrialization of products and by-products derived therefrom, including fruit production; f) Agricultural transactions through the exploitation and/or management of farms, rural, agricultural, poultry breeding, cattle and forestry facilities; creation of agricultural settlements and contracts for the purchase and sale of cattle and other farming products and the product industrialization and primary manufacture; g) Operation of navigation and maritime fluvial trade companies; h) Power generation, transformation, transmission and distribution operations. i) Render services or act as agent for itself or in favor of third parties. For the fulfillment of the abovementioned the Company shall have full legal capacity to perform any act, enter into any contract and carry out any transaction directly or indirectly related thereto.
Corporate Capital, Shares, Debentures and Notes.
Section 4.
As required by the legal and regulatory provisions, any changes in the corporate capital shall appear in the Company’s balance sheets as set forth by said provisions. The corporate capital may be increased by resolution of the Regular Shareholders’ Meeting with no limitation whatsoever and with no need to amend the Bylaws.
Section 5.
Shares may be common, class “A”, entitled to five votes each and/or class “B” entitled to one vote each, to bearer, registered, endorsable or not, of a nominal value of one peso (n/v $1) per share and may be represented or not by stock certificates, pursuant to the laws and regulations in force. Preferred shares may also be issued. Preferred shares may be issued with a preferential right to dividends, cumulative or not. Preferred shares may be entitled to an additional share in net and earned profits and may be entitled or not to a preferential right in capital reimbursement in the case of liquidation of the Company. Preferred shares shall be entitled to one vote each or shall be issued with no voting power. In such case, the holders of preferred shares may be entitled to vote according to the provisions of section 217 of Law N. 19,550 (Restated Text by Executive Decree N.841/84), as amended. Preferred shares may be redeemed in whole or in part pursuant to the provisions of Law N. 19,550 (Restated Text by Executive Decree N. 841/84), as

amended, and pursuant to the terms and conditions stated at the time of issuance. When so provided by law, Class “A” shares, entitled to five votes each may be issued.
Section 6.
Stock certificates and provisional stock certificates, that may represent more than one share and, as the case may be, the Register of Book Entry Shares shall be subject to the provisions and requirements of Law N. 19,550 (Restated Text by Executive Decree N. 841/84), as amended, or to any other legal or regulatory provisions in force related thereto.
Section 7.
In case of delay in the payment of subscribed shares, the Board of Directors shall be entitled to apply the procedure set forth in section 193 of Decree Law N. 19,550/72.
Section 8.
The company may issue, in the country or abroad, and in the currency it may determine, negotiable obligations, debentures, bonds and any other debt security.
Management and Representation.
Section 9.
The Company shall be managed by a Board of Directors composed by a minimum of three (3) and a maximum of twenty one (21) members as determined by the Meeting. Directors shall hold office for one (1) fiscal year. The Meeting may appoint a number of alternate Directors that may be equal or lower than regular Directors and for the same term in order to fill any vacancies that may occur, in the order of their appointment. At their first meeting, Directors shall appoint a Chairman and one or more Vice-Chairmen. In case the Chairman is absent or disabled, he shall be replaced by the Vice-Chairman and if the latter is absent or disabled, he shall be replaced by the other Vice Chairmen, if any, in the order of their appointment and otherwise, by two directors appointed by the remaining directors. The Board of Directors shall hold a meeting with the majority of its members present at the meeting whether in person or communicated among themselves using other means of simultaneous sound, image or word transmission, called video teleconference and shall adopt resolutions by the majority of the votes present thereat, including remote participants. Participation and vote of remote participants as well as all transmission data shall be registered in the minutes of the meetings. A copy of the minutes text shall be signed by the director remotely participating and shall send the same to the Board by fax. All this shall be entered on the Book of Minutes of Meetings. The transmission shall imply subscription of the minutes of the meeting by the director. The Supervisory Committee shall give evidence of the regular character of the decisions adopted. Such Committee shall hold meetings at least once every three months at any place in the country or abroad, notwithstanding that the Chairman or his substitute may call a meeting when deemed necessary. The notice of meeting so given by the Chairman or his substitute shall expressly indicate the place in the country or abroad where the meeting shall be held. In addition, the Chairman or his substitute shall call a Board of Directors’ meeting when any Director may so require. Notice of Meeting shall be given by the Chairman or his substitute by means of written notice sent five (5) days prior to the date the meeting is to be held. The compensation of the Board of Directors shall be fixed by the Meeting, which compensation may be debited from overhead for the year or determined as provided for in section 16, paragraph c) of these Bylaws; all this notwithstanding what is provided for in section 261 of Law 19,550 (Restated text Executive Order 841/84).
Section 9 bis. The Company shall have an Audit Committee composed by three regular directors and an equal or lower number of alternate members who shall be appointed by the Board of Directors from among its members. Directors having sufficient experience and ability in financial, accounting or business matters may be members of the Committee. All members or at least the majority of its members, as determined by the Board, shall be independent, under the pertinent standards provided in the National Securities Commission (CNV) Regulations. The Audit Committee may adopt its own internal regulations. The provisions hereof in connection with the performance of the Board of Directors and the regulations applicable thereto shall apply to the Committee’s discussions, books of minutes and meetings. The remaining members of the Board of Directors and the Statutory Auditors may attend the Committee’s meeting without the right to vote. The Committee, based on a well-founded resolution, may exclude them from the meetings. The Audit Committee shall have those powers and duties provided for in Section 15 of Executive Order 677/2001 and in General Resolution No. 400/2002 issued by the National Securities Commission, added to Chapter III of the National Securities Commission Regulations and such other powers and duties as may be from time to time determined. The Committee shall prepare an annual plan for each year and report the same to the Board of Directors and the Statutory Audit Committee. The remaining directors, statutory auditors, managers and external auditors shall be bound, at the Committee’s request, to attend the Committee’s meetings, assist the Committee and provide it with access to available information. The Audit Committee may request advisory services from counsels or other independent experts and retain them for the account of the Company in line with the budget assigned to it by the Shareholders’ Meeting. The Shareholders’ Meeting may delegate to the Board of Directors the responsibility for drawing up the Committee’s budget. Once the members of the Audit Committee have been appointed and prior to performing functions, the Board of Directors shall establish the pertinent training program, as applicable.”
Section 10.
Each Director shall give such security for the performance of his duties as may be prescribed by applicable laws. The amount of the security shall not be less than ten thousand pesos ($10,000) or the amount fixed under the applicable regulations and such security shall be maintained for a term of at least three (3) years after termination of the Director’s office.
Section 11.
The Board of Directors shall have full powers to manage and dispose of the property, including those for which the law requires special powers pursuant to section 1881 of the Civil Code and section 9 of Decree Law N. 5965/63. Thus, the Board may perform, on behalf of the Company, any kind of legal acts in compliance with the corporate purpose, such as: operate with the Banco de la Nación Argentina, Banco de la Provincia de Buenos Aires, Banco Hipotecario Nacional and other official or private credit institutions; set up agencies, branches or other kind of representing companies within the country or abroad; grant one or more persons powers of attorney even to bring criminal actions, or extrajudicial powers with the purpose and scope deemed convenient. The legal representation of the Company shall be vested in the Chairman of the Board of Directors or in the Vice-Chairman as referred to in Section 9 in case of absence, removal or resignation of the Chairman. In case the Vice Chairman is absent, the legal representation shall be vested in the other Vice Chairmen, if any, in the order of their appointment. In case the Vice Chairman or the Vice Chairmen is/are absent, the legal representation shall be vested in any other two members of the Board or in two or more attorneys in fact, whether Directors of the Company or not, who shall be appointed by the Board of Directors and registered by public deed in order to act as such. Without prejudice to the aforesaid, the representation of the Company in legal proceedings shall be vested in the Director or Directors, or the special agents appointed by the Board of Directors for such purpose, who shall have ample powers theretofore and also to make and answer interrogatories on behalf of the Company, and said agency may be substituted if so resolved by the Board of Directors. The Board of Directors may constitute an Executive Committee composed by a minimum of three and a maximum of seven Directors, as it may determine, who shall hold office for one year. Said Committee shall be in charge of the ordinary business under the Board of Directors’ supervision. The Committee shall act with a quorum of a majority of its members, shall adopt resolutions with a majority of votes and shall have such powers as determined by the Board of Directors.
Supervision.
Section 12.
The supervision of the Company shall be vested in a Statutory Audit Committee composed by three regular and three alternate members who shall hold office for the term of one year, notwithstanding reelection thereof. The requirements, incapacities and incompatibilities of sections 285 and 286 of Law N.19,550 shall apply for those members appointed. The provisional or final vacancies occurred as well as the incapacities arising from the appointment of the regular members, shall be filled by alternate members pursuant to the order in which they were elected by the Shareholders’ Meeting. The members of the Statutory Audit Committee shall have the powers and duties provided for in Law N. 19,550. For the fulfillment thereof, they shall meet at least once every three months, or whenever a member so requires, and the meetings held and decisions made shall be registered in a Book of Minutes. The quorum for the meetings shall be constituted by a minimum of two members and the resolutions shall be adopted by a majority of the votes present thereat. However, the dissenting member shall keep the powers and rights provided for in section 294 of Law 19,550. The Statutory Audit Committee, in its first meeting after its appointment, shall decide upon the modality of its proceedings subject to sections 212 and 294, paragraph 3, Law N.19,550. The members shall have such compensation as determined at the Shareholders’ Meeting, which compensation may be debited from the overhead for the year in which they hold office or according to the provisions set forth in section 16, paragraph b), of these Bylaws.

Shareholders’ Meetings.
Section 13.
Every Shareholders’ Meeting shall be called according to what is set forth in section 237 of Law 19,550, as amended by Law N.22,686 by means of publications made during five days, ten days prior to the holding thereof. When a Special Shareholders’ Meeting is called on second call, it shall be held within the subsequent thirty (30) days from the adjournment of the first call, and the publications shall be made during three days, at least eight days prior to the holding thereof. In the case of a Regular Shareholders’ Meeting, the second call may be made simultaneously with the first one.
Section 14.
Each common or preferred share shall be entitled to one vote according to the provisions herein stated and to those provided for in section 217 of Decree Law N.19,550/72 for preferred shares.
Section 15.
The quorum and majorities stated in sections 243 and 244 of Decree Law N.19,550/72 shall apply, according to the kind of Shareholders’ Meeting, call and purpose thereof except for the quorum of the Special Shareholders’ Meeting on second call, which shall be considered constituted whatever the number of shares entitled to vote is present, except for the special cases provided for in section 244 of Decree Law N.19,550/72.
Financial Statements.
Section 16.
The fiscal year shall end on December 31 of each year. The Financial Statements shall be prepared as of said date pursuant to the provisions in force and the technical rules related thereto. The Shareholders’ Meeting may change the closing date of the year and it shall register the relevant resolution with the Public Registry of Commerce and notice thereof shall be given by it to the supervisory body. Net and earned profits shall be allocated as follows: a) Five per cent (5%) up to twenty per cent (20%) of the subscribed capital to the legal reserve fund; b) Up to 1.5% to the “Pension Fund of Perez Companc S.A.” organized and administered by Fundación Perez Companc exclusively for such purpose and as the Board of Directors may propose in each case. The Board of Directors shall control full compliance of said allocation pursuant to section 274 of Law N.19,550 (restated text by Executive Decree N. 841/84); c) To compensation of the Board of Directors and of the Statutory Audit Committee; d) To dividends of preferred shares with priority of unpaid cumulative dividends, and to dividends of common shares, or to voluntary reserve fund, or to contingency reserve fund, or to a new account, or as determined at the Shareholders’ Meeting. Dividends shall be paid pro rata to the respective paid-in capital within the year of their declaration, also in compliance with the applicable rules set forth by the National Securities Commission and/or the Buenos Aires Stock Exchange. Dividends and/or capitalizations and/or any distribution made, as well as the exchanges, not collected or withdrawn within three years as from the date they were made available to the shareholders by the Board of Directors, shall prescribe for the sole benefit of the Company.

Section 17.
The Company is not subject to the Optional Statutory System for Binding Public Offering.
Liquidation.
Section 18.
The liquidation of the Company may be made by the Board of Directors or by such liquidator or liquidators as appointed by the Shareholders’ Meeting and under the Statutory Audit Committee’s control. Once the liabilities and liquidation expenses have been paid, the remainder shall be distributed as follows:
a) The amount of the preferred shares issued shall be reimbursed at its paid in, nominal value;
b) The amount of common shares shall be reimbursed at its paid in, nominal value;
c) Cumulative dividends in arrears of preferred shares shall be paid, and
d) The remaining balance shall be distributed pro rata among all holders of common shares and in proportion to their paid in capital and of preferred shares pursuant to the conditions agreed upon.

AMENDMENTS TO BYLAWS.
1.	Decree N. 29,460 of the Federal Executive Branch dated September 24, 1948. Registered with the Public Registry of Commerce on May 27, 1949, under N. 369, Page 332, Book 48, Volume A, of Argentine Bylaws.

2.	Decree N. 10,460 of the Federal Executive Branch dated June 24, 1954. Registered with the Public Registry of Commerce on October 4, 1954, under N. 1,323, Page 508, Book 49, Volume A, of Argentine Bylaws.

3.	Decree N. 3,789 of the Federal Executive Branch dated February 28, 1956. Registered with the Public Registry of Commerce on September 5, 1956, under N. 1,686, Page 238, Book 50, Volume A, of Argentine Bylaws.

4.	Decree N. 3,773 of the Federal Executive Branch dated August 11, 1958. Registered with the Public Registry of Commerce on March 2, 1959, under N. 289, Page 391, Book 51, Volume A of Argentine Bylaws.

5.	Decree N. 5,405 of the Federal Executive Branch dated June 12, 1962. Registered with the Public Registry of Commerce on September 28, 1962, under N. 2,161, Page 347, Book 55, Volume A of Argentine Bylaws.

6.	Resolution issued by PJ (Board of Legal Entities) N. 001129, Ministry of Education and Justice, dated June 19, 1963. Registered with the Public Registry of Commerce on September 24, 1963, under N. 1,656, Page 109, Book 58, Volume A of Argentine Bylaws.

7.	Resolution issued by I.G.J. (Superintendency of Bodies Corporate) N. 6,307, Ministry of Justice, dated March 13, 1970. Registered with the Public Registry of Commerce on May 14, 1970, under N. 1,782, Page 56, Book 72, Volume A of Argentine Stock Corporations Bylaws.

8.	Resolution issued by I.G.P.J. (Board of Legal Entities) N. 2,116, Superintendent of Legal Entities, dated April 29, 1971. Registered with the Public Registry of Commerce on July 7, 1971, under N. 2,286, Page 287, Book 74, Volume A of Argentine Stock Corporations Bylaws.

9.	Resolution issued by I.G.P.J. (Board of Legal Entities) N. 2,687, Superintendent of Legal Entities, dated August 28, 1972. Registered with the Public Registry of Commerce on December 28, 1972, under N. 4,555, Page 479, Book 77, Volume A of Argentine Stock Corporations Bylaws.

10.	Amendment to Bylaws — Adjustment of the Bylaws to Decree-Law N. 19,550/72. Registered with the Public Registry of Commerce on November 16, 1976, under N. 3,917, Book 84, Volume A of Argentine Stock Corporations Bylaws.

11.	Amendment to Bylaws — Section 4. Registered with the Public Registry of Commerce on July 8, 1977, under N. 2,237, Book 87, Volume A of Argentine Stock Corporations Bylaws.
12.	Amendment to Bylaws — Sections 1, 4 and 5. Registered with the Public Registry of Commerce on December 21, 1978, under N. 4,912, Book 88, Volume A of Argentine Stock Corporations Bylaws.
13.	Amendment to Bylaws — Section 4. Registered with the Public Registry of Commerce on December 6, 1979, under N. 4,401, Book 90, Volume A of Argentine Stock Corporations Bylaws.
14.	Amendment to Bylaws — Section 4. Registered with the Public Registry of Commerce on March 25, 1981, under N. 1,105, Book 97, Volume A of Stock Corporations.
15.	Amendment to Bylaws — Section 4. Registered with the Public Registry of Commerce on February 21, 1983, under N. 545, Book 98, Volume A of Argentine Stock Corporations.
16.	Amendment to Bylaws — Sections 4, 9, 10, 11, 12, 13 and 16. Registered with the Public Registry of Commerce on March 21, 1984, under N. 1,551, Book 99, Volume A of Stock Corporations.
17.	Amendment to Bylaws — Sections 4, 5, 6, 10 and 16. Registered with the Public Registry of Commerce on March 31, 1986, under N. 1,739, Book 101, Volume A of Stock Corporations.
18.	Amendment to Bylaws — Sections 5, 8 and 10. Registered with the Public Registry of Commerce on January 22, 1992, under N. 372, Book 110, Volume A of Stock Corporations.
19.	Amendment to Bylaws — Sections 1, 3, 9, 11 and 16. Registered with the Public Registry of Commerce on October 3, 1995, under N. 9223, Book 117, Volume A of Stock Corporations.
20.	Amendment to Bylaws — Section 16. Registered with the Public Registry of Commerce on November 11, 1996, under N. 11,209, Book 120, Volume A of Stock Corporations.
21.	Amendment to Bylaws — Sections 9 and 11. Registered with the Public Registry of Commerce on May 15, 1997, under N. 4894, Book 121, Volume A of Stock Corporations.
22.	Amendment to Bylaws — Section 8. Registered with the Public Registry of Commerce on June 11, 1998 under N. 3812, Book 1, Volume of Corporations.
23.	Amendment to Section 1 of the Bylaws. Registered with the Public Registry of Commerce on July 14, 2000 under N. 10116, Book 11, Volume of Corporations.

24.	Amendment to Bylaws — Sections 3 and 9. Registered with the Public Registry of Commerce on October 26, 2000 under N. 16073, Book 13, Volume of Corporations.
25.	Amendment to Bylaws — Section 9. Registered with the Public Registry of Commerce on September 3, 2002, under N. 9737, Book 18, Volume of Corporations.
26.	Amendment to Bylaws — Section 9. Registered with the Public Registry of Commerce on February 12, 2003, under N.2042, Book 19, Volume of Corporations.
27.	Amendment to Bylaws — Section 1. Registered with the Public Registry of Commerce on July 4, 2003, under N.9191, Book 22, Volume of Corporations.
28.	Amendment to Bylaws — Sections 17 and 18. Registered with the Public Registry of Commerce on August 22, 2003, under N.11892, Book 22, Volume of Corporations.
29.	Amendment to Bylaws — Section 9 bis. Registered with the Public Registry of Commerce on May 3, 2004, under N.5377, Book 24, Volume of Corporations.
30.	Amendment to Bylaws — Section 9. Registered with the Public Registry of Commerce on November 29, 2004 under N.15158, Book 26, Volume of Corporations.
31.	Amendment to Bylaws — Section 10. Registered with the Public Registry of Commerce on June 30, 2005 under N.7618, Book 28, Volume of Corporations.